Exhibit (h)(8)

EXHIBIT A

NEW YORK BOARD

AGENCY AGREEMENT FEE SCHEDULE

Annual service charge for each account

1/12th of the annual service charge shall be charged and payable each month. It will be charged for any account which at any time during the month had a share balance in the fund.

Account Type	Retail = Per Account Charges	Retirement Channel = Asset Based Fee (bps) + Per Account Charge
Open Networked Level 3	$20.00	N/A
Accounts Other than Networked Level 3	$27.50	N/A

Open Wholesale Money Funds [1]	$32.50	N/A
Open Retirement	N/A	ADP asset based charge up to 25 bps + DST per account charge of $3.46 for Kemflex accounts. [2]
Closed Accounts (including Wholesale Money closed accounts)	$1.68	$0.81 per account; from DST records [3]

Definitions:

➢	Open / Closed Accounts – refers to whether the account is open or closed. There is a requirement to maintain closed accounts on the TA system for up to 18 months for tax reporting purposes.
➢

Network Levels – refer to the level of account servicing responsibilities that apply to the funds’ Advisor/Distributor versus the brokerage firm. There are five matrix levels, and each denotes the level of activity that can occur between the shareholder and the fund or the shareholder and the brokerage firm.

➢

Networked Level 3 accounts - are those accounts where the broker is providing the most services to the shareholder (relative to other network levels) and shareholders do not interface directly with the fund, although the account is disclosed on DST’s system.

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1 Wholesale money funds may also be charged an omnibus fee in basis points.

2 ADP assets will be charged their respective basis point fees (35 basis points for the majority of funds although certain funds’ fees range from 3-25 basis points) but can not exceed 25 bps. In addition, Kemflex accounts are charged $3.46 per account by DST as of October 2006. This charge is indexed to an inflation measure and may increase each year.

3 Retirement closed account fee is a pass-through from DST’s records. Charge equals $0.81 per account as of October 2006. This charge is indexed to an inflation measure and may increase each year.

➢

Accounts Other than Networked Level 3 accounts (or Non Networked Level 3) – are either accounts that are not networked at all or are a Networked Level 0, 1, 2 or 4 account. This category includes direct-sold accounts not distributed through intermediaries (known as “Regular” accounts), IRA accounts and closed-end accounts.

➢	Wholesale Money Funds’ accounts – are accounts in Money Fund classes where DeAM is not the primary distributor.
➢

Retail Accounts – are accounts that are not serviced on ADP’s recordkeeping system. Retail accounts include IRA accounts and accounts in Money Funds where DWS Scudder Distributors Inc. is the primary distributor.

➢	Retirement Channel – accounts serviced on ADP’s recordkeeping system, i.e. legacy Omniplus or Kemflex platforms.

Out-of-pocket expenses listed on Attachment I, to this fee schedule shall be reimbursed by the Fund to DWS Scudder Service Corporation or DWS Scudder Investments Service Company or paid directly by the Fund.

Effective: October 1, 2006

Out-of-Pocket Expenses New York Board Funds

Effective October 1, 2006

Attachment I

1.	DST or the Service Company (collectively DWS Scudder Investments Service Company and DWS Scudder Service Corporation) out-of–pocket expenses eligible for reimbursement by the Funds are as follows:
(a)	Mailing Services:
•	Fed Ex
•	UPS
•	DHL
•	Airborne
•	Direct Messenger Services
•	U.S. Postmaster
(b)	Postage (paid in advance if requested)
(c)	Forms:
•	Envelopes
•	Statements
•	Confirmations
(d)	Telecommunications
•	Equipment
•	Lines/Long Distance Charges
(e)	Data Communications
•	Equipment
•	Lines Charges
•	Magnetic Tape Handling
•	Axciom Charges
•	Magnetic Tapes, Reels or Cartridges

(f)	Reports
•	Regulatory
•	Board of Trustees
(g)	Record Retention
•	Storage (Iron Mountain)
•	Hardcopy
•	Microfiche/Microfilm/CD ROM
•	On-Call

(h)	Tax Mailings
•	Year-end Tax Documents
•	Certification Mailings
•	Tax Form Requests
•	Associated Postage

(i)	Printing
•	Supplies
•	Internal Production
•	External Vendors (Output Technology Solutions, DST Output)
(j)	Cash Transfer Charges
•	ACH Charges
•	Fed Wire Charges
•	Check Drafts
(k)	Check-writing Charges
•	DST’s then current rate per item signature verification for check-writing
•	Check-book Reorder
•	Cost of production and mailing of redemption checkbooks
2.	NSCC processing expenses eligible for reimbursement by the Funds as a pass-through at their then-current rates:
(a)

The Service Company may be charged fees by the Settling Bank at which the net settlement account resides for monthly maintenance of this account. These are negotiated directly between the Service Company and the Settling Bank.

(b)

The NSCC currently charges $40 per month per Fund Company (DWS Scudder) for CPU access/shared line costs. A combined participant base fee of $200 per month is currently charged for the following services:

•	Fund/SERV:

The NSCC currently charges an activity charge of $.25 per transaction. Transactions include purchases, redemptions and exchanges.

•	NSCC Networking Fees: The NSCC currently charges the following activity fee:

o	$0.02 per account for Funds paying dividends on a monthly basis
o	$0.01 per account for Funds paying dividends other than monthly
•	Commission/Settlement: The NSCC currently charges the following processing fee:

o	$0.30 per hundred records, per month, for one to 500,000 records; there is a $50 per month minimum processing charge.
o	$0.20 per hundred records, per month, for 500,001 to 1,000,000 records.

o	$0.10 per hundred records per month for 1,000,001 records and above

NOTE: Participant fees are cumulative when Fund/SERV, Networking and/or Commission Settlement are used in conjunction with each other. The NSCC’s fees will be passed through at their then-current rates.

3.	All other DST or Service Company out-of-pocket expenses, including those listed below, may only be reimbursed by the Funds with the prior approval of the Board of Trustees of the Funds:
(a)	Computer Hardware and Software
(b)	Third Party Record-Keeping: Per account or asset based fee paid to intermediary firms for transfer agent sub-account processing and out-of-pocket expenses in excess of 25 basis points per Fund.
(c)	Proxy Processing:
(i)	Postage
(ii)	Proxy Card
(iii)	Printing
(iv)	Outgoing Envelope
(v)	Return Envelope
(vi)	Tabulation
(vii)	Certification

Nothing in this Attachment is intended to modify existing approvals of the Board of Trustees of the Funds, particularly with respect to third party record-keeping fees.

4.	Service Company agrees to provide to the Board of Trustees of the Funds an annual report summarizing by category and amount all out-of-pocket expenses paid pursuant to this Attachment.
5.	Charges for the following services will be paid by Service Company or Deutsche Investment Management Americas Inc. :
(a)	Networking fees paid to distribution partners for performing various shareholder servicing functions
(b)	Disaster Recovery
(c)	Lost Shareholder Search (not approved for Chicago Board Funds’ payment only)
(d)	Advisor Portals
o	Fan Mail
o	Fan Web
o	Vision